Exhibit 23.1

SLR Environmental Consulting (Ireland) Ltd

August 17, 2026

Consent of Qualified Person

Re: Form 10-Q of Greenland Mines Ltd. (the “Company”)

SLR Consulting (Canada) Ltd. (“SLR”), in connection with the Company’s Current Report on Form 10-Q to be filed on August 17, 2026 (the “Form 10-Q”), consents to:

●	The public filing of the technical report titled “S-K 1300 Technical Report Summary, Skaergaard Project, Greenland” (the “Technical Report Summary”), with an effective date of July 3, 2026, and dated July 13, 2026, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“S-K 1300”); and

●	The use of and references to our name, including our status as an expert or “qualified person” (as defined in S-K 1300), in connection with the Form 10-Q and the Technical Report Summary, to any quotation from or summarization in the Form 10-Q of the parts of the Technical Report Summary for which SLR is responsible and to the filing of the Technical Report Summary as an exhibit to the Form 10-Q.

SLR confirms that we have read the Form 10-Q and that it fairly and accurately reflects, in the form and context in which it appears, the information in the Technical Report Summary for which we are responsible.

SLR Environmental Consulting (Ireland) Ltd

Per:

/s/ Barry Balding, EurGeol
Barry Balding, EurGeol
Technical Director
Mining Advisory Europe